Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 9, 2010 (except for the sixth paragraph of Note 1, as to which the date is May 14, 2010) with respect to the consolidated financial statements of DARA BioSciences, Inc. and subsidiaries for the years ended December 31, 2009 and 2008 included in the Registration Statement (Form S-1 No. 333-165884) and related Prospectus of DARA BioSciences, Inc. and subsidiaries incorporated by reference in the registration statement (Form S-1) and filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 27, 2010